UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:  (Date of earliest event reported):  July 2, 2010 (July 1, 2010)

INX Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	1-31949 Commission file number	76-0515249 (I.R.S. Employer Identification No.)

11757 Katy Freeway
Houston, Texas 77079
(Address of Registrant’s principal executive offices)

(713) 795-2000
(Registrant’s telephone number, including area code)

(Not Applicable)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01      Other Events.

On July 1, 2010, INX Inc. (the “Company”) received a letter from the Listings Qualification Department of The NASDAQ Stock Market (the “Nasdaq”) stating that Nasdaq granted to the Company an extension of 180 days to enable the Company to achieve and sustain compliance with the requirements of Rule 5250(c)(1) of the NASDAQ Listing Rules (“Listing Rule”).  Accordingly, the Company has until October 12, 2010 (180 days from the due date of the Company’s Form 10-K for the period ending December 31, 2009 (“2009 Form 10-K”)) to regain compliance with the requirements of the Listing Rule.

On April 20, 2010, the Company received a letter from Nasdaq indicating that the Company is not in compliance with the filing requirement of the Listing Rule due to its failure to timely file its 2009 Form 10-K.  On May 26, 2010, the Company was notified by Nasdaq that the Company remains in noncompliance with the Listing Rule because the Company has not yet filed its Form 10-Q for the period ending March 31, 2010 (“First Quarter 2010 Form 10-Q”).  The 2009 Form 10-K and First Quarter 2010 Form 10-Q have not been filed for reasons disclosed by the Company in several previously filed Form 8-K’s, including the Form 8-K dated June 21, 2010, which discussed the Company’s intention to restate certain previously issued financial statements.   Although the Company intends to file the 2009 Form 10-K and First Quarter 2010 Form 10-Q during the 180 day period, there can be no assurance that the Company will be able to do so.

In the event the Company does not regain compliance with the Listing Rule by October 12, 2010, the Nasdaq will send written notice that the Company’s common stock will be subject to delisting.  At that time, the Company may appeal the delisting determination to a Nasdaq hearings panel pursuant to Rule 5815(a) of the NASDAQ Listing Rules.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly cause this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2010	INX Inc.

By: /s/ Brian Fontana
Brian Fontana Chief Financial Officer